Exhibit 99.1

23301 Wilmington Avenue Carson, CA 90745-6209 310.513.7200 www.ducommun.com

NEWS RELEASE

FOR IMMEDIATE RELEASE

Ducommun Announces Completion of Redemption of All Outstanding

9.75% Senior Notes Due 2018

LOS ANGELES, July 28, 2015 — Ducommun Incorporated (NYSE: DCO) (“Ducommun” or the “Company”) today announced that it has completed the previously announced redemption of all amounts outstanding under its $200 million aggregate principal amount of 9.75% senior unsecured notes due 2018 (the “Notes”). The Notes were redeemed at a price equal to $104.875% of each $1,000 principal amount of the Notes, together with any accrued and unpaid interest up to, but excluding, the July 27, 2015 redemption date.

About Ducommun Incorporated

Founded in 1849, Ducommun Incorporated provides engineering and manufacturing services to the aerospace, defense, and other industries through a wide spectrum of electronic and structural applications. The company is an established supplier of critical components and assemblies for commercial aircraft and military and space vehicles as well as for the energy market, medical field, and industrial automation. It operates through two primary business units – Ducommun AeroStructures (DAS) and Ducommun LaBarge Technologies (DLT). Additional information can be found at www.ducommun.com.

Statements contained in this press release regarding other than recitation of historical facts are forward-looking statements. These statements are identified by words such as “may,” “will,” “begin,” “look forward,” “expect,” “believe,” “intend,” “anticipate,” “should”, “potential,” “estimate,” “continue,” “momentum” and other words referring to events to occur in the future. These statements reflect the Company’s current view of future events and are based on its assessment of, and are subject to, a variety of risks and uncertainties beyond its control, including, but not limited to, the state of the world financial, credit, commodities and stock markets, and uncertainties regarding the Company, its businesses and the industries in which it operates, which are described in the Company’s filings with the Securities and Exchange Commission. The Company is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

CONTACTS:

Joseph P. Bellino, Vice President and Chief Financial Officer, 310.513.7211

Chris Witty, Investor Relations, 646.438.9385, cwitty@darrowir.com

###